Contacts:

Kevin Comps, President
616-974-8491 | kevin.comps@northpointe.com

Brad Howes, CFO
616-726-2585 | brad.howes@northpointe.com

Northpointe Bancshares, Inc. Announces Completion of Definitive Agreement with CMG to Sell Mortgage Origination Channels

GRAND RAPIDS, MICHIGAN (October 28, 2026) – Northpointe Bancshares, Inc. (NYSE: NPB) (the “Company”) today announced that it has entered into a purchase and lease assumption agreement (the “Agreement”) with CMG Mortgage Inc. (“CMG”) for the sale of its distributed retail and consumer direct mortgage origination channels (the “Mortgage Origination Channels”).

The Agreement was entered into on October 26, 2026, related to the non-binding letter of intent previously disclosed in the Company’s October 20, 2026 earnings release. Under the terms of the Agreement, CMG will pay the Company 15 basis points (0.15%) on any first-lien mortgage originations closed through the Mortgage Origination Channels until December 31, 2028. CMG will also assume any leases associated with the Mortgage Origination Channels, where possible.

The Agreement contains customary closing conditions, representations and warranties, covenants, and termination rights and the transaction is expected to be completed by November 30, 2026.

About Northpointe Bancshares, Inc.:
Headquartered in Grand Rapids, Michigan, Northpointe Bancshares, Inc. is the holding company of Northpointe Bank, a client-focused company that provides home loans and retail banking products to communities across the nation. Our mission is to be the best bank in America by bringing value and innovation to the people we serve. To learn more visit www.northpointe.com.